                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            DEVON ENERGY CORPORATION,
                                DEVON MERGER CO.
                         AND SANTA FE SNYDER CORPORATION


                            DATED AS OF MAY 25, 2000

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                                TABLE OF CONTENTS


                                                                                                               Page
    ARTICLE 1 THE MERGER..........................................................................................2
   Section 1.1      THE MERGER....................................................................................2
   Section 1.2      THE CLOSING...................................................................................2
   Section 1.3      EFFECTIVE TIME................................................................................2
   Section 1.4      CORPORATE HEADQUARTERS........................................................................2
   Section 1.5      CERTIFICATE OF INCORPORATION..................................................................2
   Section 1.6      BYLAWS........................................................................................2
   Section 1.7      RESIGNATION OF SANTA FE SNYDER DIRECTORS......................................................2
    ARTICLE 2 DIRECTORS OF DEVON..................................................................................3
   Section 2.1      DIRECTORS OF DEVON............................................................................3

    ARTICLE 3 CONVERSION OF SANTA FE SNYDER STOCK.................................................................3
   Section 3.1      CERTAIN DEFINITIONS...........................................................................3
   Section 3.2      CONVERSION OF SANTA FE SNYDER STOCK...........................................................4
   Section 3.3      EXCHANGE OF CERTIFICATES REPRESENTING SANTA FE SNYDER STOCK...................................5
   Section 3.4      ADJUSTMENT OF EXCHANGE RATIO..................................................................7
   Section 3.5      RULE 16B-3 APPROVAL...........................................................................7

    ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SANTA FE SNYDER...................................................7
   Section 4.1      EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.................................................8
   Section 4.2      AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS..............................................8
   Section 4.3      CAPITALIZATION................................................................................8
   Section 4.4      SIGNIFICANT SUBSIDIARIES......................................................................9
   Section 4.5      NO VIOLATION..................................................................................9
   Section 4.6      NOCONFLICT....................................................................................9
   Section 4.7      SECDOCUMENTS.................................................................................10
   Section 4.8      LITIGATION...................................................................................11
   Section 4.9      ABSENCE OF CERTAIN CHANGES...................................................................11
   Section 4.10     TAXES........................................................................................12
   Section 4.11     EMPLOYEE BENEFIT PLANS.......................................................................13
   Section 4.12     LABOR MATTERS................................................................................14
   Section 4.13     ENVIRONMENTAL MATTERS........................................................................14
   Section 4.14     INTELLECTUAL PROPERTY........................................................................15
   Section 4.15     TITLE TO PROPERTIES..........................................................................15
   Section 4.16     INSURANCE....................................................................................16
   Section 4.17     NO BROKERS...................................................................................16
   Section 4.18     OPINION OF FINANCIAL ADVISOR.................................................................16
   Section 4.19     DEVON STOCK OWNERSHIP........................................................................16
   Section 4.20     ACCOUNTING AND REORGANIZATION MATTERS........................................................16
   Section 4.21     VOTE REQUIRED................................................................................16
   Section 4.22     CERTAIN APPROVALS............................................................................16


                                       i

   Section 4.23     CERTAIN CONTRACTS............................................................................17

    ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF DEVON AND MERGER CO..............................................17
   Section 5.1      EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY................................................17
   Section 5.2      AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.............................................17
   Section 5.3      CAPITALIZATION...............................................................................18
   Section 5.4      SIGNIFICANTSUBSIDIARIES......................................................................18
   Section 5.5      NO VIOLATION.................................................................................19
   Section 5.6      NO CONFLICT..................................................................................19
   Section 5.7      SECDOCUMENTS.................................................................................20
   Section 5.8      LITIGATION...................................................................................21
   Section 5.9      ABSENCE OF CERTAIN CHANGES...................................................................21
   Section 5.10     TAXES........................................................................................22
   Section 5.11     EMPLOYEE BENEFIT PLANS.......................................................................22
   Section 5.12     LABOR MATTERS................................................................................23
   Section 5.13     ENVIRONMENTAL MATTERS........................................................................24
   Section 5.14     INTELLECTUAL PROPERTY........................................................................24
   Section 5.15     TITLE TO PROPERTIES..........................................................................25
   Section 5.16     INSURANCE....................................................................................25
   Section 5.17     NO BROKERS...................................................................................25
   Section 5.18     OPINION OF FINANCIAL ADVISOR.................................................................26
   Section 5.19     SANTA FE SNYDERSTOCK OWNERSHIP...............................................................26
   Section 5.20     ACCOUNTING AND REORGANIZATION MATTERS........................................................26
   Section 5.21     VOTE REQUIRED................................................................................26
   Section 5.22     DEVON RIGHTS AGREEMENT.......................................................................26
   Section 5.23     CERTAIN APPROVALS............................................................................26
   Section 5.24     CERTAIN CONTRACTS............................................................................27

    ARTICLE 6 COVENANTS..........................................................................................27
   Section 6.1      CONDUCT OF BUSINESSES........................................................................27
   Section 6.2      NO SOLICITATION BY SANTA FE SNYDER...........................................................30
   Section 6.3      NO SOLICITATION BY DEVON.....................................................................31
   Section 6.4      MEETINGS OF STOCKHOLDERS.....................................................................32
   Section 6.5      FILINGS; REASONABLE BEST EFFORTS.............................................................32
   Section 6.6      INSPECTION...................................................................................33
   Section 6.7      PUBLICITY....................................................................................34
   Section 6.8      REGISTRATION STATEMENT.......................................................................34
   Section 6.9      LISTING APPLICATION..........................................................................35
   Section 6.10     LETTERS OF ACCOUNTANTS.......................................................................35
   Section 6.11     AGREEMENTS OF AFFILIATES.....................................................................36
   Section 6.12     EXPENSES.....................................................................................36
   Section 6.13     INDEMNIFICATION AND INSURANCE................................................................36
   Section 6.14     CERTAIN BENEFITS.............................................................................38
   Section 6.15     REORGANIZATION...............................................................................38
   Section 6.16     RIGHTS AGREEMENT.............................................................................38


                                       ii

    ARTICLE 7 CONDITIONS.........................................................................................38
   Section 7.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...................................38
   Section 7.2      CONDITIONS TO OBLIGATION OF SANTA FE SNYDER TO EFFECT THE MERGER.............................39
   Section 7.3      CONDITIONS TO OBLIGATION OF DEVON TO EFFECT THE MERGER.......................................40

    ARTICLE 8 TERMINATION........................................................................................41
   Section 8.1      TERMINATION BY MUTUAL CONSENT................................................................41
   Section 8.2      TERMINATION BY DEVON OR SANTA FE SNYDER......................................................41
   Section 8.3      TERMINATION BY SANTA FE SNYDER...............................................................41
   Section 8.4      TERMINATION BY DEVON.........................................................................42
   Section 8.5      EFFECT OF TERMINATION........................................................................42
   Section 8.6      EXTENSION; WAIVER............................................................................45

    ARTICLE 9 GENERAL PROVISIONS.................................................................................45
   Section 9.1      NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS....................................45
   Section 9.2      NOTICES......................................................................................45
   Section 9.3      ASSIGNMENT; BINDING EFFECT; BENEFIT..........................................................46
   Section 9.4      ENTIRE AGREEMENT.............................................................................47
   Section 9.5      AMENDMENTS...................................................................................47
   Section 9.6      GOVERNING LAW................................................................................47
   Section 9.7      COUNTERPARTS.................................................................................47
   Section 9.8      HEADINGS.....................................................................................47
   Section 9.9      INTERPRETATION...............................................................................47
   Section 9.10     WAIVERS......................................................................................48
   Section 9.11     INCORPORATION OF EXHIBITS....................................................................48
   Section 9.12     SEVERABILITY.................................................................................48
   Section 9.13     ENFORCEMENT OF AGREEMENT.....................................................................48
   Section 9.14     OBLIGATION OF MERGER CO......................................................................48
   Section 9.15     SUBSIDIARIES.................................................................................48

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 25, 2000, is among Devon Energy Corporation, a Delaware corporation ("Devon"), Devon Merger Co., a Delaware corporation and a direct and wholly-owned subsidiary of Devon ("Merger Co."), and Santa Fe Snyder Corporation, a Delaware corporation ("Santa Fe Snyder").

                                    RECITALS

         WHEREAS, Devon and Santa Fe Snyder have each determined to engage in a strategic business combination with the other;

         WHEREAS, in furtherance thereof, the parties hereto desire that Merger Co. merge with and into Santa Fe Snyder (the "Merger"), pursuant to which each outstanding share of Santa Fe Snyder Common Stock (as defined in Section 3.1) will be converted into shares of Devon Common Stock (as defined in Section 3.1);

         WHEREAS, the respective Boards of Directors of each of Devon, Merger Co. and Santa Fe Snyder have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and stockholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

         WHEREAS, it is intended that the Merger be accounted for as a pooling of interests in accordance with APB Opinion 16 as amended by Statements of Financial Accounting Standards and related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Securities and Exchange Commission ("Pooling of Interests");

         WHEREAS, as an inducement to the willingness of Santa Fe Snyder to enter into this Agreement, Devon has granted Santa Fe Snyder an option to purchase shares of Devon Common Stock pursuant to a Stock Option Agreement (as defined in Section 3.1); and

         WHEREAS, as an inducement to the willingness of Devon to enter into this Agreement, Santa Fe Snyder has granted Devon an option to purchase shares of Santa Fe Snyder Common Stock pursuant to a Stock Option Agreement (as defined in Section 3.1).

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Co. shall be merged with and into Santa Fe Snyder in accordance with this Agreement, and the separate corporate existence of Merger Co. shall thereupon cease. Santa Fe Snyder shall be the surviving corporation in the Merger and shall be a wholly-owned subsidiary of Devon (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

         Section 1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, 211 North Robinson Avenue, Oklahoma City, Oklahoma, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Devon and Santa Fe Snyder may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, on the Closing Date, a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         Section 1.4 CORPORATE HEADQUARTERS. After the Closing Date, the corporate headquarters of Devon and the Surviving Corporation shall be located in Oklahoma City, Oklahoma.

         Section 1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Santa Fe Snyder in effect immediately prior to the Effective Time shall be amended and restated to duplicate the certificate of incorporation of Merger Co., until duly amended in accordance with applicable law, except that Article 1 of such certificate of incorporation shall state as follows: "FIRST: The name of the corporation is Santa Fe Snyder Corporation."

         Section 1.6 BYLAWS. The bylaws of Merger Co. in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         Section 1.7 RESIGNATION OF SANTA FE SNYDER DIRECTORS. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Merger Co., as it existed immediately prior to the Effective Time, and each of the members of the Board of Directors of Santa Fe Snyder shall tender his resignation, to be effective immediately upon the Effective Time.

                                   ARTICLE 2

                               DIRECTORS OF DEVON

Section 2.1 DIRECTORS OF DEVON. At the Effective Time, the Board of Directors of Devon shall consist of a number of persons as determined by Devon. One-third (1/3) of the total number of directors, rounded to the nearest whole number, shall be persons designated by Santa Fe Snyder who are acceptable to Devon (the "Santa Fe Snyder Designees"). The Santa Fe Snyder Designees shall be appointed to fill any vacancies on the Board of Directors existing immediately prior to the Effective Time and then shall be allocated as evenly as possible among the different classes of Devon directors. Devon shall give written notice to Santa Fe Snyder by June 15, 2000 of the number of directors which shall constitute the entire Board at the Effective Time. Santa Fe Snyder shall have until June 30, 2000 to give Devon written notice of Santa Fe Snyder's designees to serve as directors at the Effective Time. The notice of designees shall include the information concerning each designee as would be required to be included in a proxy statement under Regulation 14A of the Exchange Act. If Devon reasonably determines that any Santa Fe Snyder designee is unacceptable, Santa Fe Snyder and Devon will agree upon a substitute designee not later than July 15, 2000. If, prior to the Effective Time, any Santa Fe Snyder designee becomes unavailable or unwilling to serve, Santa Fe Snyder shall designate a substitute designee acceptable to Devon. If necessary to comply with this Section 2.1, Devon shall cause to be presented to the meeting of its stockholders contemplated by Section 6.4 of this Agreement a proposal to amend Devon's Certificate of Incorporation to increase the number of directors that constitutes the entire Board of Directors.

                                   ARTICLE 3

                       CONVERSION OF SANTA FE SNYDER STOCK

         Section 3.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Devon Common Stock" shall mean the common stock, par value $.10 per share, of Devon, and the rights under the Devon Rights Agreement.

         (b) "Santa Fe Snyder Common Stock" shall mean the common stock, par value $0.01 per share, of Santa Fe Snyder.

         (c) "Santa Fe Snyder Exchange Ratio" shall equal 0.22.

         (d) "Stock Option Agreements" shall mean (i) the Stock Option Agreement dated the date hereof between Devon and Santa Fe Snyder pursuant to which Devon has granted to Santa Fe Snyder an option to purchase a certain number of shares of Devon Common Stock and (ii) the Stock Option Agreement dated the date hereof between Santa Fe Snyder and Devon pursuant to which Santa Fe Snyder has granted to Devon an option to purchase a certain number of shares of Santa Fe Snyder Common Stock.

         Section 3.2 CONVERSION OF SANTA FE SNYDER STOCK AND MERGER CO. STOCK.

         (a) At the Effective Time, each share of Santa Fe Snyder Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Santa Fe Snyder Common Stock (x) held in Santa Fe Snyder's treasury or
(y) owned by Devon or any wholly-owned Subsidiary (as defined in Section 9.15) of Devon or Santa Fe Snyder) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the number of shares of Devon Common Stock equal to the Santa Fe Snyder Exchange Ratio, subject to adjustment as provided in Section 3.4. At the Effective Time, each share of Merger Co. common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Santa Fe Snyder Common Stock.

         (b) As a result of the Merger and without any action on the part of the holders thereof, each share of Santa Fe Snyder Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Santa Fe Snyder Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Santa Fe Snyder Common Stock, except that such Certificates shall thereafter evidence (x) the number of whole shares of Devon Common Stock into which such shares are converted pursuant to Section 3.2(a) and the right to receive any dividends or distributions with respect thereto and (y) the right to receive cash for fractional shares of Devon Common Stock in accordance with Sections 3.3(b) and 3.3(e) upon the surrender of such Certificate.

         (c) (i) At the Effective Time, all options (individually, a "Santa Fe Snyder Option" and collectively, the "Santa Fe Snyder Options") then outstanding under the stock option plans of Santa Fe Snyder described in the Santa Fe Snyder Disclosure Letter (collectively, the "Santa Fe Snyder Stock Option Plans") shall remain outstanding following the Effective Time and cease to represent a right to acquire shares of Santa Fe Snyder Common Stock and shall be converted automatically into options to purchase shares of Devon Common Stock as provided in this Section 3.2(c). At the Effective Time, the Santa Fe Snyder Options shall, by virtue of the Merger and without any further action on the part of Devon or the holder of any Santa Fe Snyder Option, be assumed by Devon in such manner that Devon (A) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (B) to the extent that Section 424 of the Code does not apply to any Santa Fe Snyder Option, would be such a corporation were Section 424 of the Code applicable to such option. Each Santa Fe Snyder Option assumed by Devon shall be exercisable upon the same terms and conditions as under the applicable Santa Fe Snyder Stock Option Plan and the applicable option agreement issued thereunder, except that (X) each Santa Fe Snyder Option shall be exercisable for that whole number of shares of Devon Common Stock (rounded upward to the nearest whole share) into which the number of shares of the Santa Fe Snyder Common Stock subject to such Santa Fe Snyder Option immediately prior to the Effective Time would be converted under Section 3.2(a) if such number of shares of Santa Fe Snyder Common Stock was then outstanding and (Y), the option price per share of Devon Common Stock shall be an amount equal to the option price per share of Santa Fe Snyder Common Stock subject to such Santa Fe Snyder Option in effect immediately prior to the Effective Time, divided by the Santa Fe Snyder Exchange Ratio, subject to adjustment as provided in Section 3.4 (the price per share, as so determined, being rounded upward to the nearest full cent).

         (ii) Devon shall take all corporate action necessary to reserve for issuance a number of shares of Devon Common Stock equal to the number of shares of Devon Common Stock issuable upon the exercise of the Santa Fe Snyder Options assumed by Devon pursuant to this Section 3.2(c). From and after the date of this Agreement, except as provided in Section 6.1(f), no additional options shall be granted by Santa Fe Snyder or its Subsidiaries under the Santa Fe Snyder Stock Option Plans or otherwise. At the Effective Time or as soon as practicable, but in no event more than three business days thereafter, Devon shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 covering all shares of Devon Common Stock to be issued upon exercise of the Santa Fe Snyder Options and shall cause such registration statement to remain effective for as long as there are outstanding any Santa Fe Snyder Options.

         Section 3.3 EXCHANGE OF CERTIFICATES REPRESENTING SANTA FE SNYDER
STOCK.

         (a) As of the Effective Time, Devon shall deposit, or shall cause to be deposited, with BankBoston, N.A. or such other party reasonably satisfactory to Devon and Santa Fe Snyder (the "Exchange Agent"), for the benefit of the holders of shares of Santa Fe Snyder Common Stock, for exchange in accordance with this
Article 3, certificates representing (i) the shares of Devon Common Stock to be issued pursuant to Section 3.2 in exchange for outstanding shares of Santa Fe Snyder Common Stock and (ii) cash sufficient to pay cash in lieu of fractional shares and any dividends and other distributions pursuant to Section 3.3(b) and 3.3(e) (the "Exchange Fund").

         (b) Promptly after the Effective Time, Devon shall cause the Exchange Agent to mail to each holder of record of one or more Certificates: (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Devon and Santa Fe Snyder may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Devon Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Devon Common Stock and (B) a check representing the amount of cash in lieu of fractional shares, if any, in respect of the Certificate surrendered pursuant to the provisions of this Article 3, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Santa Fe Snyder Common Stock which is not registered in the transfer records of Santa Fe Snyder, a certificate representing the proper number of shares of Devon Common Stock, together with a check for the cash to be paid in lieu of fractional shares, shall be issued to such a transferee if the Certificate representing such Santa Fe Snyder Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Devon Common Stock with a record date after the Effective Time shall be paid with respect to the shares represented by any Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Devon Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the number of whole shares of Devon Common Stock into which the shares represented by the Certificates are exchanged and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Devon Common Stock, less the amount of any withholding taxes which may be required thereon.

         (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Santa Fe Snyder of the shares of Santa Fe Snyder Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Devon, the presented Certificates shall be canceled and exchanged for certificates for shares of Devon Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3.

         (e) No fraction of a share of Devon Common Stock will be issued, but in lieu thereof each holder of Santa Fe Snyder Common Stock otherwise entitled to receive a fraction of a share of Devon Common Stock will be entitled to receive in accordance with the provisions of this Section 3.3(e) from the Exchange Agent a cash payment in lieu of the fraction of a share of Devon Common Stock equal to the fraction multiplied by the average of the closing sales price (or, if the securities should not trade on any trading day, the average of the bid and ask prices therefor on that day) of Devon Common Stock as reported on the American Stock Exchange (the "AMEX") during the five consecutive trading days immediately preceding the Effective Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent will notify Devon, and Devon will deposit the necessary cash with the Exchange Agent and will cause the Exchange Agent to forward payment to the holders of fractional interests in accordance with the terms of this Agreement. The Exchange Agent shall, subject to any applicable abandoned property or similar law, until one year after the Effective Date, pay to such holders the cash value of such fraction so determined, without interest. Any balance of such cash, as to which certificates representing Santa Fe Snyder Common Stock outstanding immediately prior to the Effective Time shall not have been surrendered by the expiration of such one-year period, shall thereafter be returned to and held by Devon subject to any applicable statute of limitations or any abandoned property, escheat or similar law.

         (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Devon Common Stock) that remains unclaimed by the former stockholders of Santa Fe Snyder one year after the Effective Time shall be delivered to Devon. Any former stockholders of Santa Fe Snyder who have not theretofore complied with this Article 3 shall thereafter look only to Devon for payment of their shares of Devon Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Devon Common Stock deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

         (g) None of Devon, the Exchange Agent or any other person shall be liable to any former holder of shares of Santa Fe Snyder Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Devon, the posting by such person of a bond in such reasonable amount as Devon may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Devon Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Devon Common Stock deliverable in respect thereof pursuant to this Agreement.

         Section 3.4 ADJUSTMENT OF EXCHANGE RATIO. If, subsequent to the date of this Agreement but prior to the Effective Time, Santa Fe Snyder changes the number of shares of Santa Fe Snyder Common Stock, or Devon changes the number of shares of Devon Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Santa Fe Snyder Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

         Section 3.5 RULE 16b-3 APPROVAL. Devon agrees that the Devon Board of Directors or the Compensation Committee of the Devon Board of Directors shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the receipt, pursuant to Section 3.2, of Devon Common Stock and Devon stock options by officers and directors of Santa Fe Snyder who will become officers or directors of the Devon subject to Section 16 of the Exchange Act.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SANTA FE SNYDER

                  Except as set forth in the disclosure letter delivered to Devon concurrently with the execution hereof (the "Santa Fe Snyder Disclosure Letter") or as disclosed with reasonable specificity in the Santa Fe Snyder Reports (as defined in Section 4.7), Santa Fe Snyder represents and warrants to Devon that:

         Section 4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Santa Fe Snyder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Santa Fe Snyder is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect (as defined in Section 9.9). Santa Fe Snyder has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Santa Fe Snyder's certificate of incorporation and bylaws previously made available to Devon are true and correct and contain all amendments as of the date hereof.

         Section 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Santa Fe Snyder has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby, to which it is a party. The consummation by Santa Fe Snyder of the transactions contemplated hereby and by the Stock Option Agreements has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by Santa Fe Snyder's stockholders. This Agreement and the Stock Option Agreements constitute the valid and legally binding obligations of Santa Fe Snyder to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         Section 4.3 CAPITALIZATION. The authorized capital stock of Santa Fe Snyder consists of 300,000,000 shares of Santa Fe Snyder Common Stock, and 50,000,000 shares of Santa Fe Snyder preferred stock, par value $0.01 per share ("Santa Fe Snyder Preferred Stock"). As of May 24, 2000, there were (a) 183,035,836 shares of Santa Fe Snyder Common Stock issued and outstanding (including 40,000 shares of restricted stock to be granted to non-employee directors, 20,000 shares of bonus stock to be granted to the non-employee directors and 345,324 shares of restricted stock to be granted to James L. Payne, all such shares to be issued as of May 16, 2000) and (b) no shares of Santa Fe Snyder Preferred Stock issued and outstanding. All issued and outstanding shares of Santa Fe Snyder Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Santa Fe Snyder and (iii) were issued in compliance with all applicable charter documents of Santa Fe Snyder and all applicable federal and state securities laws, rules and regulations. As of the date of this Agreement, except as set forth in this Section 4.3 or in the Stock Option Agreements and except for any shares of Santa Fe Snyder Common Stock issued pursuant to the plans described in the Santa Fe Snyder Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Santa Fe Snyder or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Santa Fe Snyder or any of its Subsidiaries. Santa Fe Snyder has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Santa Fe Snyder on any matter.

         Section 4.4 SIGNIFICANT SUBSIDIARIES. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Each of Santa Fe Snyder's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Santa Fe Snyder's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Santa Fe Snyder free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances ("Liens"). Schedule
4.4 to the Santa Fe Snyder Disclosure Letter sets forth for each Significant Subsidiary of Santa Fe Snyder, its name and jurisdiction of incorporation or organization.

         Section 4.5 NO VIOLATION. Neither Santa Fe Snyder nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Santa Fe Snyder or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. Santa Fe Snyder and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Santa Fe Snyder Permits"), except where the failure so to hold would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. Santa Fe Snyder and its Subsidiaries are in compliance with the terms of the Santa Fe Snyder Permits, except where the failure so to comply would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. No investigation by any governmental authority with respect to Santa Fe Snyder or any of its Subsidiaries is pending or, to the knowledge of Santa Fe Snyder, threatened, other than those the outcome of which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         Section 4.6 NO CONFLICT.

         (a) Neither the execution and delivery by Santa Fe Snyder of this Agreement or the Stock Option Agreements nor the consummation by Santa Fe Snyder of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Santa Fe Snyder; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Santa Fe Snyder or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Santa Fe Snyder or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Santa Fe Snyder or any of its Subsidiaries is a party, or by which Santa Fe Snyder or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Santa Fe Snyder or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         (b) Neither the execution and delivery by Santa Fe Snyder of this Agreement or the Stock Option Agreements nor the consummation by Santa Fe Snyder of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article l and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws and applicable foreign competition or antitrust laws ((i) and (ii) collectively, the "Regulatory Filings"), and listing on the New York Stock Exchange ("NYSE") of Santa Fe Snyder Common Stock to be issued upon exercise of the option granted to Devon pursuant to the applicable Stock Option Agreement under the rules of NYSE, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Merger or otherwise prevent Santa Fe Snyder from performing its obligations under this Agreement and would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         (c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Santa Fe Snyder's material contracts or leases or for Santa Fe Snyder to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from Santa Fe Snyder or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Santa Fe Snyder or any of its Subsidiaries under any Santa Fe Snyder Plan (as defined in Section 4.11) or otherwise; (ii) materially increase any benefits otherwise payable under any Santa Fe Snyder Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         Section 4.7 SEC DOCUMENTS. Santa Fe Snyder has made available to Devon each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Santa Fe Snyder with the SEC since January 1, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Santa Fe Snyder Reports"), and Santa Fe Snyder has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Santa Fe Snyder Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Santa Fe Snyder Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Santa Fe Snyder and its Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, cash flows and stockholders' equity included in or incorporated by reference into the Santa Fe Snyder Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Santa Fe Snyder and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1999, neither Santa Fe Snyder nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations disclosed in the Santa Fe Snyder Reports or which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         Section 4.8 LITIGATION. There are no actions, suits or proceedings pending against Santa Fe Snyder or any of its Subsidiaries or, to Santa Fe Snyder's knowledge, threatened against Santa Fe Snyder or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Santa Fe Snyder or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         Section 4.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there has not been (i) an event that would have a Santa Fe Snyder Material Adverse Effect; (ii) any material change by Santa Fe Snyder or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any material damage, destruction, or loss to the business or properties of Santa Fe Snyder and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Santa Fe Snyder, or any direct or indirect redemption, purchase or any other acquisition by Santa Fe Snyder of any such stock; (v) except for the repurchase by Santa Fe Snyder of a total of 1,213,000 shares pursuant to Santa Fe Snyder's open market purchase program, any change in the capital stock or in the number of shares or classes of Santa Fe Snyder's authorized or outstanding capital stock

(other than as a result of issuances of restricted stock under the Santa Fe Snyder Plans or exercises of options to purchase Santa Fe Snyder Common Stock outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (other than the 2000 Incentive Stock Option Plan), stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) any other event or condition known to Santa Fe Snyder particularly pertaining to and adversely affecting the operations, assets or business of Santa Fe Snyder or any of its Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         Section 4.10 TAXES.

         (a) Each of Santa Fe Snyder, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by Santa Fe Snyder or a Subsidiary of Santa Fe Snyder and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         (b) (i) The federal income tax returns of Santa Fe Snyder and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Santa Fe Snyder and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Santa Fe Snyder Reports; (iii) as of the date hereof, neither Santa Fe Snyder nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of Santa Fe Snyder or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Santa Fe Snyder nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect; (v) there are no tax liens on any assets of Santa Fe Snyder or its Subsidiaries except for taxes not yet currently due, with respect to matters being contested by Santa Fe Snyder in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected, individually or in the aggregate, to result in a Santa Fe Snyder Material Adverse Effect; and (vi) neither Santa Fe Snyder nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

                  For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         Section 4.11 EMPLOYEE BENEFIT PLANS. For purposes of this Section 4.11, Santa Fe Snyder Subsidiaries shall include any enterprise which, with Santa Fe Snyder, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code. All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of Santa Fe Snyder and Santa Fe Snyder Subsidiaries which provide material benefits to such employees are listed in the Santa Fe Snyder Disclosure Letter (the "Santa Fe Snyder Plans"). Santa Fe Snyder has made available to Devon true, complete and correct copies of each Santa Fe Snyder Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Santa Fe Snyder Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Santa Fe Snyder Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Santa Fe Snyder Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any Santa Fe Snyder Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no Santa Fe Snyder Plan is covered by Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the Santa Fe Snyder Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Santa Fe Snyder Plan activities) has been brought against or with respect to any Santa Fe Snyder Plan; (g) all material contributions, reserves or premium payments required to be made as of the date hereof to the Santa Fe Snyder Plans have been made or provided for; (h) neither Santa Fe Snyder nor any Santa Fe Snyder Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Santa Fe Snyder, any Santa Fe Snyder Subsidiary or any entity which is considered one employer with Santa Fe Snyder under Section 4001 of ERISA; (i) neither Santa Fe Snyder nor any Santa Fe Snyder Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of
Section 4001(a)(3) of ERISA; and (j) neither Santa Fe Snyder nor any Santa Fe Snyder Subsidiary has any material obligations for retiree health and life benefits under any Santa Fe Snyder Plan.

         Section 4.12 LABOR MATTERS.

         (a) Neither Santa Fe Snyder nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

         (b) Neither Santa Fe Snyder nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         (c) To Santa Fe Snyder's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Santa Fe Snyder or any of its Subsidiaries except for those the formation of which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         Section 4.13 ENVIRONMENTAL MATTERS. Except as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect:

         (a) there are not any present or, to the knowledge of Santa Fe Snyder, past conditions or circumstances that interfere with the conduct of the business of Santa Fe Snyder and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

         (b) there are not any present or, to the knowledge of Santa Fe Snyder, past conditions or circumstances at, or arising out of, any current or, to the knowledge of Santa Fe Snyder, former businesses, assets or properties of Santa Fe Snyder or any Subsidiary of Santa Fe Snyder, including but not limited to, on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

         (c) neither Santa Fe Snyder nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or
(iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

         (d) Santa Fe Snyder and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

         (e) Santa Fe Snyder does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of Santa Fe Snyder's or its Subsidiaries' assets for their current purposes and uses.

         Section 4.14 INTELLECTUAL PROPERTY. Santa Fe Snyder and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. Except in the ordinary course of business, neither Santa Fe Snyder nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Santa Fe Snyder's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Santa Fe Snyder or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

         Section 4.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since December 31, 1999 in the ordinary course of business for fair value, Santa Fe Snyder has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1999 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Santa Fe Snyder as of December 31, 1999; (b) Liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Liens as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. All leases and other agreements pursuant to which Santa Fe Snyder or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Santa Fe Snyder or any of its Subsidiaries which, individually or in the aggregate, would have a Santa Fe Snyder Material Adverse Effect and in respect to which Santa Fe Snyder or any of its Subsidiaries has not taken adequate steps to prevent a default from occurring. All major items of operating equipment of Santa Fe Snyder and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Santa Fe Snyder's interest in production of hydrocarbons from each well, unit or property described in the report of Ryder Scott Company dated February 7, 2000 and delivered to Devon (after deducting all applicable royalties, overriding royalties and other payments out of production) is not materially less than the interest shown under the heading "Net Revenue Interest" for such well, unit or property, and Santa Fe Snyder's share of exploration, development and operation costs for each such well, unit or property is not materially greater than the percentage shown under the heading "Working Interest" for such well, unit or property. Santa Fe Snyder has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, Santa Fe Snyder is neither underproduced nor overproduced under gas balancing or similar arrangements.

         Section 4.16 INSURANCE. Santa Fe Snyder and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         Section 4.17 NO BROKERS. Santa Fe Snyder has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Devon, Merger Co. or Santa Fe Snyder pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Santa Fe Snyder has retained Chase Securities Inc. to render the opinion referred to in Section 4.18, the arrangements with which have been disclosed in writing to Devon prior to the date hereof.

         Section 4.18 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Santa Fe Snyder has received the opinion of Chase Securities Inc. to the effect that, as of the date of this Agreement, the Santa Fe Snyder Exchange Ratio is fair, from a financial point of view, to the holders of Santa Fe Snyder Common Stock; it being understood and acknowledged by Devon that such opinion has been rendered for the benefit of the Board of Directors of Santa Fe Snyder, and is not intended to, and may not, be relied upon by Devon, its affiliates or their respective Subsidiaries.

         Section 4.19 DEVON STOCK OWNERSHIP. Neither Santa Fe Snyder nor any of its Subsidiaries owns any shares of capital stock of Devon or any other securities convertible into or otherwise exercisable to acquire capital stock of Devon.

         Section 4.20 ACCOUNTING AND REORGANIZATION MATTERS. Santa Fe Snyder intends that the Merger be accounted for as a Pooling of Interests. To the best of its knowledge, neither Santa Fe Snyder nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for Pooling of Interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code (a "368(a) Reorganization").

         Section 4.21 VOTE REQUIRED. The affirmative vote of holders of a majority of the outstanding shares of Santa Fe Snyder Common Stock required by the DGCL is the only vote necessary to approve this Agreement and the transactions contemplated hereby.

         Section 4.22 CERTAIN APPROVALS. Santa Fe Snyder's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of
Section 203 of the DGCL.

         Section 4.23 CERTAIN CONTRACTS. Neither Santa Fe Snyder nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Santa Fe Snyder and its Subsidiaries, taken as a whole, or Devon and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except in each case for any such agreements or obligations which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                              DEVON AND MERGER CO.

                  Except as set forth in the disclosure letter delivered to Santa Fe Snyder concurrently with the execution hereof (the "Devon Disclosure Letter") or as disclosed with reasonable specificity in the Devon Reports (as defined in Section 5.7), Devon and Merger Co., jointly and severally, represent and warrant to Santa Fe Snyder that:

         Section 5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Devon and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Devon and Merger Co. is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Devon Material Adverse Effect (as defined in Section 9.9). Each of Devon and Merger Co. has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of each of Devon's and Merger Co.'s certificate of incorporation and bylaws previously made available to Santa Fe Snyder are true and correct and contain all amendments as of the date hereof.

         Section 5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Devon and Merger Co. has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby, to which it is a party. The consummation by each of Devon and Merger Co. of the transactions contemplated hereby, including the issuance and delivery by Devon of shares of Devon Common Stock pursuant to the Merger, and the consummation by Devon of the transactions contemplated by the Stock Option Agreements, has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by Devon's stockholders. This Agreement and the Stock Option Agreements constitutes the valid and legally binding obligations of each of Devon and Merger Co. to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         Section 5.3 CAPITALIZATION. The authorized capital stock of Devon consists of 400,000,000 shares of Devon Common Stock, one share of Devon Special Voting Stock, par value $0.10 per share, and 4,500,000 shares of Devon's preferred stock, par value $1.00 per share ("Devon Preferred Stock"). As of May 24, 2000, there were (a) 82,919,871 shares of Devon Common Stock issued and outstanding, (b) one share of Devon Special Voting Stock issued and outstanding,
(c) 8,462,318 shares of Devon Common Stock reserved for issuance under the stock options plans of Devon described in the Devon Disclosure Letter, (d) 33,300 shares of Devon Common Stock reserved for issuance under the Devon Restricted Stock Award Plan, (e) 53,147 shares of Devon Common Stock reserved for issuance under certain conditional stock awards granted to former employees of PennzEnergy Company, (f) 3,877,317 shares reserved for issuance upon exchange of outstanding exchangeable shares ("Northstar Exchangeable Shares") issued by Northstar Energy Corporation, an Alberta corporation ("Northstar"), (g) 1,500,000 shares of Devon Preferred Stock designated as 6.49% Cumulative Preferred Stock, Series A, issued and outstanding and (h) 1,000,000 unissued shares of Devon Preferred Stock designated as Series A Junior Participating Preferred Stock. All issued and outstanding shares of Devon Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and, except as set forth in the Devon Disclosure Letter, free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Devon and (iii) were issued in compliance with all applicable charter documents of Devon and all applicable federal and state securities laws, rules and regulations. One right to purchase Series A Junior Participating Preferred Stock of Devon (each, a "Devon Right") issued pursuant to a Rights Agreement, dated as of August 17, 1999 (the "Devon Rights Agreement"), between Devon and BankBoston, N.A., is associated with and attached to each outstanding share of Devon Common Stock. The shares of Devon Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in this Section 5.3 or in the Stock Option Agreements and except for any shares of Devon Common Stock issued pursuant to the plans described in the Devon Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Devon or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Devon or any of its Subsidiaries. Devon has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Devon on any matter.

         Section 5.4 SIGNIFICANT SUBSIDIARIES.

         (a) Each of Devon's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Devon Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Devon's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Devon free and clear of all Liens. Schedule 5.4 to the Devon Disclosure Letter sets forth for each Significant Subsidiary of Devon its name and jurisdiction of incorporation or organization.

         (b) Devon Energy Production Company, L.P. ("Devon Production"), a Significant Subsidiary, is a limited partnership (except for tax purposes) duly organized and validly existing under Oklahoma law, the general partner of which is Devon Energy Management Company, L.L.C., an Oklahoma limited liability company which is wholly owned by Devon Energy Corporation (Oklahoma), an Oklahoma corporation, and has elected to be treated as a sole proprietorship for federal income tax purposes. Devon Production has one limited partner. All of the outstanding partnership interests of Devon Production are owned directly or indirectly by Devon.

         (c) All of the outstanding shares of capital stock of Merger Co. are owned directly by Devon. Merger Co. was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

         Section 5.5 NO VIOLATION. Neither Devon nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Devon or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Devon Material Adverse Effect. Devon and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Devon Permits"), except where the failure so to hold would not have, individually or in the aggregate, a Devon Material Adverse Effect. Devon and its Subsidiaries are in compliance with the terms of the Devon Permits, except where the failure so to comply would not have, individually or in the aggregate, a Devon Material Adverse Effect. No investigation by any governmental authority with respect to Devon or any of its Subsidiaries is pending or, to the knowledge of Devon, threatened, other than those the outcome of which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         Section 5.6 NO CONFLICT.

         (a) Neither the execution and delivery by Devon and Merger Co. of this Agreement, the execution and delivery by Devon of the Stock Option Agreements nor the consummation by Devon and Merger Co. of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Devon or Merger Co.; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Devon or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Devon or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Devon or any of its Subsidiaries is a party, or by which Devon or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Devon or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         (b) Neither the execution and delivery by Devon or Merger Co. of this Agreement, the execution and delivery by Devon of the Stock Option Agreements nor the consummation by Devon or Merger Co. of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Devon Common Stock to be issued in the Merger on the AMEX and the listing of the Devon Common Stock upon exercise of the option granted to Santa Fe Snyder pursuant to the applicable Stock Option Agreement under the rules of the AMEX, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Merger or otherwise prevent Devon from performing its obligations under this Agreement and would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         (c) Other than as contemplated by Section 5.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Devon's material contracts or leases or for Devon to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from Devon or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Devon or any of its Subsidiaries under any Devon Plan (as defined in Section 5.11) or otherwise; (ii) materially increase any benefits otherwise payable under any Devon Plan or otherwise; or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

         Section 5.7 SEC DOCUMENTS. Devon has made available to Santa Fe Snyder each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Devon with the SEC since January 1, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Devon Reports"), and Devon has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Devon Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Devon Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Devon and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Devon Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Devon and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1999, neither Devon nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations disclosed in the Devon Reports or which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         Section 5.8 LITIGATION. There are no actions, suits or proceedings pending against Devon or any of its Subsidiaries or, to Devon's knowledge, threatened against Devon or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Devon Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Devon or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Devon Material Adverse Effect.

         Section 5.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there has not been (i) an event that would have a Devon Material Adverse Effect; (ii) any material change by Devon or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any material damage, destruction, or loss to the business or properties of Devon and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Devon, or any direct or indirect redemption, purchase or any other acquisition by Devon of any such stock (except for, and provided that, Devon may continue to pay or cause to be paid, dividends upon the shares of Devon Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter);
(v) any change in the capital stock or in the number of shares or classes of Devon's authorized or outstanding capital stock (other than as a result of exercises of options to purchase Devon Common Stock outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) any other event or condition known to Devon particularly pertaining to and adversely affecting the operations, assets or business of Devon or any of its Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute, individually or in the aggregate, a Devon Material Adverse Effect.

         Section 5.10 TAXES.

         (a) Each of Devon, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Devon Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by Devon or a Subsidiary of Devon and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         (b) (i) The federal income tax returns of Devon and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Devon and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Devon Reports; (iii) as of the date hereof, neither Devon nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of Devon or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Devon nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, individually or in the aggregate, a Devon Material Adverse Effect; (v) there are no tax liens on any assets of Devon or its Subsidiaries except for taxes not yet currently due, with respect to matters being contested by Devon in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected, individually or in the aggregate, to result in a Devon Material Adverse Effect; and (vi) neither Devon nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

         Section 5.11 EMPLOYEE BENEFIT PLANS. For purposes of this Section 5.11, Devon Subsidiaries shall include any enterprise which, with Devon, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code. All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of Devon and Devon Subsidiaries which provide material benefits to such employees are listed in the Devon Disclosure Letter (the "Devon Plans"). Devon has made available to Santa Fe Snyder true, complete and correct copies of each Devon Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Devon Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Devon Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect or cause the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Devon Plans comply, in all material respects, with the requirements of ERISA, the Code and any other applicable tax act and other laws, and any Devon Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no Devon Plan is covered by Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the Devon Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Devon Plan activities) has been brought against or with respect to any Devon Plan; (g) all material contributions, reserves or premium payments required to be made as of the date hereof to the Devon Plans have been made or provided for; (h) neither Devon nor any Devon Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Devon, any Devon Subsidiary or any entity which is considered one employer with Devon under
Section 4001 of ERISA; (i) neither Devon nor any Devon Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of Section 4001(a)(3) of ERISA; and (j) neither Devon nor any Devon Subsidiary has any material obligations for retiree health and life benefits under any Devon Plan.

         Section 5.12 LABOR MATTERS.

         (a) Neither Devon nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

         (b) Neither Devon nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have, individually or in the aggregate, a Devon Material Adverse Effect.

         (c) To Devon's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Devon or any of its Subsidiaries, except for those the formation of which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

         Section 5.13 ENVIRONMENTAL MATTERS. Except as would not have, individually or in the aggregate, a Devon Material Adverse Effect:

         (a) there are not any present or, to the knowledge of Devon, past conditions or circumstances that interfere with the conduct of the business of Devon and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

         (b) there are not any present or, to the knowledge of Devon, past conditions or circumstances at, or arising out of, any current or, to the knowledge of Devon, former businesses, assets or properties of Devon or any Subsidiary of Devon, including but not limited to, on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

         (c) neither Devon nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

         (d) Devon and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

         (e) Devon does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of Devon's or its Subsidiaries' assets for their current purposes and uses.

         Section 5.14 INTELLECTUAL PROPERTY. Devon and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Devon Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Devon Material Adverse Effect. Except in the ordinary course of business, neither Devon nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Devon's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a

Devon Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Devon or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Devon Material Adverse Effect.

         Section 5.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since December 31, 1999 in the ordinary course of business for fair value, Devon has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1999 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Devon as of December 31, 1999; (b) Liens for current taxes not yet due and payable and
(c) such imperfections of title, easements and Liens as would not have, individually or in the aggregate, a Devon Material Adverse Effect. All leases and other agreements pursuant to which Devon or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which, with notice or lapse of time, or both, would constitute a default by Devon or any of its Subsidiaries which, individually or in the aggregate, would have a Devon Material Adverse Effect and in respect to which Devon or any of its Subsidiaries has not taken adequate steps to prevent a default from occurring. All major items of operating equipment of Devon and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Devon's interest in production of hydrocarbons from each well, unit or property described in the reports of (i) LaRoche Petroleum Consultants, Ltd. dated January 25, 2000, (ii) Paddock Lindstrom & Associates, Ltd. dated January 19, 2000, (iii) Ryder Scott Company dated February 18, 2000 and (iv) Devon dated January 4, 2000 and delivered to Santa Fe Snyder (after deducting all applicable royalties, overriding royalties and other payments out of production) is not materially less than the interest shown under the heading "Net Revenue Interest" for such well, unit or property, and Devon's share of exploration, development and operation costs for each such well, unit or property is not materially greater than the percentage shown under the heading "Working Interest" for such well, unit or property. Devon has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, Devon is neither underproduced nor overproduced under gas balancing or similar arrangements.

         Section 5.16 INSURANCE. Devon and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         Section 5.17 NO BROKERS. Devon has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Devon, Merger Co. or Santa Fe Snyder to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Devon has retained Morgan Stanley Dean Witter to prepare the opinion as set forth in Section 5.18, the arrangements with which have been disclosed in writing to Santa Fe Snyder prior to the date hereof.

         Section 5.18 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Devon has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Santa Fe Snyder Exchange Ratio is fair, from a financial point of view, to Devon; it being understood and acknowledged by Santa Fe Snyder that such opinion has been rendered for the benefit of the Board of Directors of Devon, and is not intended to, and may not, be relied upon by Santa Fe Snyder, its affiliates or their respective Subsidiaries.

         Section 5.19 SANTA FE SNYDER STOCK OWNERSHIP. Neither Devon nor any of its Subsidiaries owns any shares of capital stock of Santa Fe Snyder or any other securities convertible into or otherwise exercisable to acquire capital stock of Santa Fe Snyder.

         Section 5.20 ACCOUNTING AND REORGANIZATION MATTERS. Each of Devon and Merger Co. intends that the Merger be accounted for as a Pooling of Interests. To the best of its knowledge, neither Devon nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for Pooling of Interests accounting treatment or (ii) as a 368(a) Reorganization.

         Section 5.21 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Devon Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Devon Special Voting Share voting for the Northstar Exchangeable Shares as provided in Devon's charter, represented in person or by proxy at a meeting at which quorum is present is the only vote of the holders of any class or series of Devon capital stock necessary to approve this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, if a proposal to amend Devon's Certificate of Incorporation is presented at the meeting for approval pursuant to Section 2.1 hereof, the affirmative vote of the holders of a majority of the outstanding shares of Devon Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Devon Special Voting Share voting for the Northstar Exchangeable Shares as provided in Devon's charter, will be required for approval.

         Section 5.22 DEVON RIGHTS AGREEMENT. Devon has taken all required action under the Devon Rights Agreement so that none of the execution and delivery of this Agreement or the Stock Option Agreements, the issuance of shares of Devon Common Stock upon exercise of the option granted to Santa Fe Snyder pursuant to the applicable Stock Option Agreement, and the consummation of the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, will cause (i) the Devon Rights to become exercisable under the Devon Rights Agreement, (ii) Santa Fe Snyder or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Devon Rights Agreement),
(iii) any such event to be an event described in Section 7(e) or 13 of the Devon Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the Devon Rights Agreement) to occur upon any such event. Devon has delivered to Santa Fe Snyder a true and complete copy of the Devon Rights Agreement, as amended to date.

         Section 5.23 CERTAIN APPROVALS. Devon's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of Section 203 of the DGCL.

         Section 5.24 CERTAIN CONTRACTS. Neither Devon nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Devon and its Subsidiaries, taken as a whole, or Santa Fe Snyder and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except in each case for any such agreements or obligations which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

                                    ARTICLE 6

                                    COVENANTS

         Section 6.1 CONDUCT OF BUSINESSES. Prior to the Effective Time, except as set forth in the Devon Disclosure Letter or Santa Fe Snyder Disclosure Letter or as expressly contemplated by any other provision of this Agreement including
Schedule 6.14, or the Stock Option Agreements, unless Devon or Santa Fe Snyder, respectively, has consented in writing thereto, each of Santa Fe Snyder and
Devon:

         (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, such Subsidiaries may be reorganized or combined in any manner so long as the reorganization or combination would not have a Material Adverse Effect;

         (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

         (c) shall not amend its certificate of incorporation or bylaws;

         (d) shall promptly notify the other of any material change in its financial condition or business or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

         (e) shall promptly deliver or otherwise make available to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

         (f) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, or referred to in clause (ii) below and disclosed pursuant to this Agreement or in connection with transactions permitted by Section 6.1(i), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except (x) the grant of options to new employees consistent with past practice in an amount not to exceed 100,000 shares of Santa Fe Snyder Common Stock, in the case of Santa Fe Snyder, and 100,000 shares of Devon Common Stock, in the case of Devon, or pursuant to contractual commitments existing on the date of this Agreement; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

         (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or
(ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except that Devon may continue to pay or cause to be paid, dividends upon (A) the shares of Devon Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter and (B) the shares of Devon Preferred Stock at a rate not greater than $1.6225 per share in any quarter;

         (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to Santa Fe Snyder or Devon, as the case may be, individually or in the aggregate, except in the ordinary course of business;

         (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Devon Disclosure Letter or Santa Fe Snyder Disclosure Letter, as the case may be, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case (i) for an aggregate consideration for all such acquisitions in excess of $3 million (excluding acquisitions approved in writing by Devon and Santa Fe Snyder) and
(ii) where a filing under the HSR Act is required, except where Devon and Santa Fe Snyder have agreed in writing that such action is not likely to (x) have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement or (y) delay materially the Effective Time;

         (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

         (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

         (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect Devon or Santa Fe Snyder, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect Devon or Santa Fe Snyder or (iii) change in any material respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect Devon or Santa Fe Snyder;

         (m) shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except (x) under existing credit lines, (y) refinancings of existing debt and (z) other immaterial borrowings that, in the case of (x), (y) or (z), permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of Devon or Santa Fe Snyder or any of their Subsidiaries in connection with any indebtedness thereof, or (iii) make or commit to make aggregate capital expenditures in excess of $3 million over the fiscal 2000 capital expenditures budget disclosed in reasonable detail on the Devon Disclosure Letter or Santa Fe Snyder Disclosure Letter, as the case may be;

         (n) shall not purchase any shares of Devon Common Stock or Santa Fe Snyder Common Stock;

         (o) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;

         (p) subject to Section 6.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

         (q) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

         (r) shall not enter into or amend any agreement with any holder of shares of Devon Common Stock or Santa Fe Snyder Common Stock with respect to holding, voting or disposing of shares;

         (s) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Santa Fe Snyder Plans or Devon Plans;

         (t) undertakes and agrees to use its best commercial efforts to cause the Merger to qualify as a 368(a) Reorganization, and to be accounted for as a Pooling of Interests, and that it will not intentionally take any action that would cause the Merger to fail to so qualify or fail to be accounted for as a Pooling of Interests; and

         (u) shall not enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements with respect to its oil production and more than 10% of its budgeted gas production for the year 2000, and, in any event, for a term longer than 12 months.

         Section 6.2 NO SOLICITATION BY SANTA FE SNYDER.

         (a) Santa Fe Snyder agrees that it and its Subsidiaries will not knowingly (and it will not permit their officers, directors, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Santa Fe Snyder, or any acquisition of 15% or more of the capital stock (other than upon exercise of Santa Fe Snyder Options that are outstanding as of the date hereof) or 30% or more of the assets of Santa Fe Snyder and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Santa Fe Snyder Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Santa Fe Snyder Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; PROVIDED THAT, subject to Section 6.4(b), nothing contained in this Agreement shall prevent Santa Fe Snyder or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Santa Fe Snyder Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement entered into between Santa Fe Snyder and Devon) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Santa Fe Snyder Acquisition Proposal with respect to the outstanding Santa Fe Snyder Common Stock or the assets of Santa Fe Snyder that, in the good faith judgment of Santa Fe Snyder's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "Santa Fe Snyder Superior Proposal"), if the Board of Directors of Santa Fe Snyder, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

         (b) Santa Fe Snyder will promptly notify Devon of any requests referred to in Section 6.2(a) for information or the receipt of any Santa Fe Snyder Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Santa Fe Snyder Acquisition Proposal, and the material terms and conditions of any Santa Fe Snyder Acquisition Proposal, and shall keep Devon informed on a timely basis of any material changes with respect thereto. Prior to taking any action referred to in the PROVISO of Section 6.2(a), if Santa Fe Snyder intends to participate in any such discussions or negotiations or provide any such information to any such third party, Santa Fe Snyder shall give prompt prior notice to Devon of each such action.

         (c) Nothing in this Section 6.2 shall permit Santa Fe Snyder to enter into any agreement with respect to a Santa Fe Snyder Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, Santa Fe Snyder shall not enter into any agreement with any person that provides for, or in any way facilitates, a Santa Fe Snyder Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

         (d) For purposes hereof, the "Cutoff Date" means the date the conditions set forth in Section 7.1(a) are satisfied.

         Section 6.3 NO SOLICITATION BY DEVON.

         (a) Devon agrees that it and its Subsidiaries will not knowingly (and it will not permit their officers, directors, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Devon, or any acquisition of 15% or more of the capital stock (other than upon exercise of Devon Options that are outstanding as of the date hereof) or 30% or more of the assets of Devon and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Devon Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Devon Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; PROVIDED that, subject to Section 6.4(b), nothing contained in this Agreement shall prevent Devon or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Devon Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement entered into between Santa Fe Snyder and Devon) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Devon Acquisition Proposal with respect to the outstanding Devon Common Stock or the assets of Devon that, in the good faith judgment of Devon's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "Devon Superior Proposal"), if the Board of Directors of Devon, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

         (b) Devon will promptly notify Santa Fe Snyder of any requests referred to in Section 6.3(a) for information or the receipt of any Devon Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Devon Acquisition Proposal, and the material terms and conditions of any Devon Acquisition Proposal, and shall keep Santa Fe Snyder informed on a timely basis of any material changes with respect thereto. Prior to taking any action referred to in the PROVISO of Section 6.3(a), if Devon intends to participate in any such discussions or negotiations or provide any such information to any such third party, Devon shall give prompt prior notice to Santa Fe Snyder of each such action.

         (c) Nothing in this Section 6.3 shall permit Devon to enter into any agreement with respect to a Devon Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, Devon shall not enter into any agreement with any person that provides for, or in any way facilitates, a Devon Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

         Section 6.4 MEETINGS OF STOCKHOLDERS.

         (a) Each of Devon and Santa Fe Snyder will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger, and in the case of Devon, if necessary pursuant to Section 2.1 hereof, an amendment to Devon's Certificate of Incorporation. Santa Fe Snyder and Devon shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable commercial efforts to hold such meetings on the same day.

         (b) Santa Fe Snyder and Devon, through their respective Boards of Directors, shall recommend approval of such matters; provided that the Board of Directors of Santa Fe Snyder or the Board of Directors of Devon may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if and only if, after receipt of a Santa Fe Snyder Superior Proposal or a Devon Superior Proposal, as the case may be, in the opinion of such Board of Directors after consultation with its counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

         Section 6.5 FILINGS; REASONABLE BEST EFFORTS.

         (a) Subject to the terms and conditions herein provided, Santa Fe Snyder and Devon shall:

                  (i) promptly (but in not more than 20 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

                  (ii) use their reasonable commercial efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the

Effective Time from governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

                  (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

                  (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

                  (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

                  (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

             (b) Without limiting Section 6.5(a), Devon and Santa Fe Snyder shall:

                  (i) each use its reasonable commercial efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

                  (ii) each use reasonable commercial efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation).

         Section 6.6 INSPECTION. From the date hereof to the Effective Time, each of Santa Fe Snyder and Devon shall allow all designated officers, attorneys, accountants and other representatives of Devon or Santa Fe Snyder, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Devon and Santa Fe Snyder and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Devon and Santa Fe Snyder agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

         Section 6.7 PUBLICITY. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable commercial best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

         Section 6.8 REGISTRATION STATEMENT.

         (a) Each of Devon and Santa Fe Snyder shall cooperate and promptly prepare and Devon shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), with respect to the Devon Common Stock issuable in the Merger. A portion of the Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Devon and of Santa Fe Snyder in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Devon shall use its reasonable commercial efforts, and Santa Fe Snyder will cooperate with Devon, to have the Registration Statement declared effective by the SEC as promptly as practicable. Devon shall use its reasonable commercial efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Devon will advise Santa Fe Snyder, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Devon Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         (b) Each of Devon and Santa Fe Snyder will use its reasonable commercial efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

         (c) Each of Devon and Santa Fe Snyder agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Devon and of Santa Fe Snyder, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 6.9 LISTING APPLICATION. Devon shall use its reasonable commercial efforts to cause the Devon Common Stock to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time, subject to official notice of issuance. Devon shall promptly prepare and submit to the AMEX a supplemental listing application covering the shares of Devon Common Stock issuable in the Merger.

         Section 6.10 LETTERS OF ACCOUNTANTS.

         (a) If requested to do so by Devon, Santa Fe Snyder shall use its reasonable commercial efforts to cause to be delivered to Devon "comfort" letters of PricewaterhouseCoopers LLP, Santa Fe Snyder's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Devon with regard to certain financial information regarding Santa Fe Snyder included in the Registration Statement, in form reasonably satisfactory to Devon and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (b) If requested to do so by Santa Fe Snyder, Devon shall use its reasonable commercial efforts to cause to be delivered to Santa Fe Snyder "comfort" letters of KPMG LLP, Devon's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Santa Fe Snyder, with regard to certain financial information regarding Devon included in the Registration Statement, in form reasonably satisfactory to Santa Fe Snyder and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (c) Santa Fe Snyder shall use its reasonable commercial efforts to cause to be delivered to it, immediately prior to the Effective Time, from PricewaterhouseCoopers LLP, Santa Fe Snyder's independent public accountants, an opinion in form and substance acceptable to Santa Fe Snyder that the Merger should be accounted for as a Pooling of Interests (the "PricewaterhouseCoopers Opinion").

         (d) Devon shall use its reasonable commercial efforts to cause to be delivered to it, immediately prior to the Effective Time, from KPMG LLP, Devon's independent public accountants, an opinion in form and substance acceptable to Devon that the Merger should be accounted for as a Pooling of Interests (the "KPMG Opinion").

         Section 6.11 AGREEMENTS OF AFFILIATES.

         (a) Prior to the Effective Time, Santa Fe Snyder shall cause to be prepared and delivered to Devon a list identifying all persons who, at the time of the meeting or the meeting of Santa Fe Snyder's stockholders pursuant to
Section 6.4, Santa Fe Snyder believes may be deemed to be "affiliates" of Santa Fe Snyder, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Devon shall be entitled to place restrictive legends on any shares of Devon Common Stock received by such Rule 145 Affiliates. Santa Fe Snyder shall use its reasonable commercial efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Devon, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Devon Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

         (b) At or prior to a date 45 days prior to the Effective Time, Santa Fe Snyder and Devon shall each cause to be prepared and delivered to the other a list identifying all persons Santa Fe Snyder and Devon believe may be deemed to be their "affiliates" as that term is used in Section E of Topic 2 of the staff accounting bulletin series (the "Pooling Affiliates"). Santa Fe Snyder and Devon shall use their reasonable commercial efforts to cause each person who is identified as their Pooling Affiliates to deliver to the other party, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Pooling Affiliates will not intentionally take any action that would cause the Merger to fail to be accounted for as a Pooling of Interests.

         Section 6.12 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 8.5.

         Section 6.13 INDEMNIFICATION AND INSURANCE.

         (a) From and after the Effective Time, Devon shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of Santa Fe Snyder (or any Subsidiary or division thereof) and each person who served at the request of Santa Fe Snyder as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Devon shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Devon, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Devon will cooperate in the defense of any such matter; PROVIDED, HOWEVER, Devon shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided FURTHER, that Devon shall not be obligated pursuant to this Section 6.13(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

         (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of Santa Fe Snyder and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

         (c) For a period of six years after the Effective Time, Devon shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by Santa Fe Snyder's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); PROVIDED, that after the Effective Time, Devon shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Devon prior to the date hereof (the amount of which premiums are set forth in the Devon Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

         (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of Santa Fe Snyder or any of its Subsidiaries, under the DGCL, or otherwise. The provisions of this Section 6.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

         (e) In the event Devon or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Devon, as the case may be, shall assume the obligations set forth in this Section 6.13.

         Section 6.14 CERTAIN BENEFITS. Schedule 6.14 sets forth certain agreements of Devon and Santa Fe Snyder with respect to employee benefit matters.

         Section 6.15 REORGANIZATION. From and after the date hereof and until the Effective Time, none of Devon, Santa Fe Snyder or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Each of the parties shall use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 7.2(b) and 7.3(b).

                  Following the Effective Time, Devon shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law).

         Section 6.16 RIGHTS AGREEMENT. Prior to the Effective Time, the Board of Directors of Devon shall take any action (including, if necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Effective Time) the Devon Rights Agreement) necessary so that none of the execution and delivery of this Agreement, the Stock Option Agreements, the issuance of Devon Common Stock upon exercise of the option granted to Santa Fe Snyder pursuant to the applicable Stock Option Agreement, the consummation of the Merger, or any other transaction contemplated hereby or by the Stock Option Agreements will cause (i) the Devon Rights to become exercisable under the Devon Rights Agreement, (ii) Santa Fe Snyder or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Devon Rights Agreement), (iii) any such event to be an event described in Section 13 of the Devon Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the Devon Rights Agreement) to occur upon any such event. Neither the Board of Directors of Devon nor Devon shall take any other action to terminate the Devon Rights Agreement, redeem the Devon Rights, cause any person not to be or become an "Acquiring Person" or otherwise amend the Devon Rights Agreement in a manner adverse to Santa Fe Snyder, unless otherwise ordered by a court of competent jurisdiction.

                                    ARTICLE 7

                                   CONDITIONS

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of holders of (i) a majority of the outstanding shares of Santa Fe Snyder Common Stock; and (ii) a majority of the outstanding shares of Devon Common Stock and the Northstar Exchangeable Shares voting as a single class with the Devon Special Voting Stock voting for the Northstar Exchangeable Shares as provided in Devon's charter.

         (b) The waiting period applicable to the consummation of the Merger shall have expired or been terminated under (i) the HSR Act and (ii) any mandatory waiting period under any applicable foreign competition or antitrust law or regulation where the failure to observe such waiting period referred to in this clause (ii) would have, individually or in the aggregate, a Devon Material Adverse Effect or a Santa Fe Snyder Material Adverse Effect.

         (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; PROVIDED, HOWEVER, that prior to invoking this condition, each party agrees to comply with Section 6.5, and with respect to other matters not covered by Section 6.5, to use its reasonable commercial efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

         (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect.

         (e) The shares of Devon Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the AMEX, subject to official notice of issuance.

         Section 7.2 CONDITIONS TO OBLIGATION OF SANTA FE SNYDER TO EFFECT THE MERGER. The obligation of Santa Fe Snyder to effect the Merger shall be subject to the fulfillment or prior to the Closing Date of the following conditions:

         (a) Devon shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Devon and Merger Co. contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Devon Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Devon Material Adverse Effect or any other materiality qualification shall be true and correct so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a Devon Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Santa Fe Snyder shall have received a certificate of Devon, executed on its behalf by its President or a Senior Vice President of Devon, dated the Closing Date, certifying to such effect.

         (b) Santa Fe Snyder shall have received the opinion of Andrews & Kurth, L.L.P., counsel to Santa Fe Snyder, in form and substance reasonably satisfactory to Santa Fe Snyder, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Devon, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Santa Fe Snyder or the stockholders of Santa Fe Snyder who exchange all of their Santa Fe Snyder Common Stock solely for Devon Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Devon Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Santa Fe Snyder,

Merger Co. and Devon as to such matters as such counsel may reasonably request. The opinion referred to in this Section 7.2(b) shall not be waivable after receipt of the affirmative vote of stockholders referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

         (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, individually or in the aggregate with all such events or occurrences, that have had or is likely to have a Devon Material Adverse Effect.

         Section 7.3 CONDITIONS TO OBLIGATION OF DEVON TO EFFECT THE MERGER. The obligations of Devon and Devon Production to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Santa Fe Snyder shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Santa Fe Snyder contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Santa Fe Snyder Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Santa Fe Snyder Material Adverse Effect or any other materiality qualification shall be true and correct so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a Santa Fe Snyder Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Devon shall have received a certificate of Santa Fe Snyder, executed on its behalf by its President or a Vice President of Santa Fe Snyder, dated the Closing Date, certifying to such effect.

         (b) Devon shall have received the opinion of McAfee & Taft A Professional Corporation, counsel to Devon, in form and substance reasonably satisfactory to Devon, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Santa Fe Snyder, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Devon. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Santa Fe Snyder, Merger Co. and Devon as to such matters as such counsel may reasonably request. The opinion referred to in this Section 7.3(b) shall not be waivable after receipt of the affirmative vote of stockholders referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

         (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, individually or the in aggregate, with all such events or occurrences that have had or is likely to have a Santa Fe Snyder Material Adverse Effect.

                                    ARTICLE 8

                                   TERMINATION

         Section 8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Santa Fe Snyder and Devon.

         Section 8.2 TERMINATION BY DEVON OR SANTA FE SNYDER. This Agreement may be terminated by action of the Board of Directors of Devon or of Santa Fe Snyder if:

         (a) the Merger shall not have been consummated by December 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

         (b) a meeting (including adjournments and postponements) of Santa Fe Snyder's stockholders for the purpose of obtaining the approval required by
Section 7.1(a)(i) shall have been held and such stockholder approval shall not have been obtained; or

         (c) a meeting (including adjournments and postponements) of Devon's stockholders for the purpose of obtaining the approval required by Section 7.1(a)(ii) shall have been held and such stockholder approval shall not have been obtained; or

         (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 6.5 and with respect to other matters not covered by Section 6.5 shall have used its reasonable commercial efforts to remove such injunction, order or decree.

         Section 8.3 TERMINATION BY SANTA FE SNYDER. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of Santa Fe Snyder after consultation with its legal advisors, if:

         (a) the Board of Directors of Santa Fe Snyder determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a Santa Fe Snyder Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; PROVIDED that Santa Fe Snyder may not effect such termination pursuant to this Section 8.3(a) unless and until (i) Devon receives at least three business days' prior written notice from Santa Fe Snyder of its intention to effect such termination pursuant to this Section 8.3(a); (ii) during such week, Santa Fe Snyder shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Devon may propose; and PROVIDED, FURTHER, that any termination of this Agreement pursuant to this Section 8.3(a) shall not be effective until Santa Fe Snyder has made the $103,000,000 payment required by Section 8.5(a)(i); or

         (b) (i) there has been a breach by Devon or Merger Co. of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Devon or Merger Co. shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Devon by Santa Fe Snyder; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Santa Fe Snyder if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3(a) shall not be satisfied; or

         (c) the Board of Directors of Devon shall have withdrawn or materially modified, in a manner adverse to Santa Fe Snyder, its approval or recommendation of the Merger or recommended a Devon Acquisition Proposal, or resolved to do so.

         Section 8.4 TERMINATION BY DEVON. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Devon after consultation with its legal advisors, if:

         (a) the Board of Directors of Devon determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a Devon Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; PROVIDED that Devon may not effect such termination pursuant to this Section 8.4(a) unless and until (i) Santa Fe Snyder receives at least three business days' prior written notice from Devon of its intention to effect such termination pursuant to this Section 8.4(a); (ii) during such week, Devon shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Santa Fe Snyder may propose; and PROVIDED, FURTHER, that any termination of this Agreement pursuant to this Section 8.4(a) shall not be effective until Devon has made the $103,000,000 payment required by Section 8.5(b)(i); or

         (b) (i) there has been a breach by Santa Fe Snyder of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of Santa Fe Snyder shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Devon to Santa Fe Snyder; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to Devon if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2(a) shall not be satisfied; or

         (c) the Board of Directors of Santa Fe Snyder shall have withdrawn or materially modified, in a manner adverse to Devon, its approval or recommendation of the Merger or recommended approval of a Santa Fe Snyder Acquisition Proposal, or resolved to do so.

         Section 8.5 EFFECT OF TERMINATION.

         (a) If this Agreement is terminated

                  (i) by Santa Fe Snyder pursuant to Section 8.3(a); or

                  (ii) after the public announcement of a Santa Fe Snyder Acquisition Proposal, by Santa Fe Snyder or Devon pursuant to Section 8.2(b); or

                  (iii) after the public announcement, or receipt by Santa Fe Snyder's Board of Directors of a Santa Fe Snyder Acquisition Proposal, by Devon pursuant to Section 8.4(c);

then Santa Fe Snyder shall pay Devon the Santa Fe Snyder Termination Amount (subject to reduction pursuant to Section 6 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by Devon. The term "Santa Fe Snyder Termination Amount" shall mean, in the case of termination pursuant to clause (i) or clause (iii) of the preceding sentence, $103,000,000 or, in the case of termination pursuant to clause (ii) of the preceding sentence, "Santa Fe Snyder Termination Amount" shall mean $46,350,000 plus, if (x) Santa Fe Snyder executes and delivers an agreement with respect to any Santa Fe Snyder Acquisition or (y) a Santa Fe Snyder Acquisition is consummated, in any such case, within 12 months from the date of termination pursuant to clause (ii), an additional $56,650,000 (which additional amount shall be paid promptly by wire transfer to an account designated by Devon). If the Board of Directors of Santa Fe Snyder recommends the acceptance by the stockholders of Santa Fe Snyder of a third-party tender or exchange offer for Santa Fe Snyder Common Stock, such recommendation shall be treated for purposes of this paragraph as though an agreement with respect to a Santa Fe Snyder Acquisition had been executed and delivered. For purposes hereof, "Santa Fe Snyder Acquisition" means (i) a consolidation, exchange of shares or merger of Santa Fe Snyder with any person, other than Devon or one of its Subsidiaries or any of Santa Fe Snyder's Subsidiaries, and, in the case of a merger, in which Santa Fe Snyder shall not be the continuing or surviving corporation, (ii) a merger of Santa Fe Snyder with a person, other than Devon or one of its Subsidiaries or any of Santa Fe Snyder's Subsidiaries, in which Santa Fe Snyder shall be the continuing or surviving corporation but the then outstanding shares of Santa Fe Snyder Common Stock shall be changed into or exchanged for stock or other securities of Santa Fe Snyder or any other person or cash or any other property or the shares of Santa Fe Snyder Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Santa Fe Snyder outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Santa Fe Snyder by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Santa Fe Snyder to any person, other than Devon or one of its Subsidiaries or any of Santa Fe Snyder's Subsidiaries. Santa Fe Snyder acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Devon would not enter into this Agreement; accordingly, if Santa Fe Snyder fails promptly to pay any amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Devon commences a suit which results in a judgment against Santa Fe Snyder for the payment set forth in this Section

8.5(a), Santa Fe Snyder shall pay to Devon its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Santa Fe Snyder Termination Amount from each date for payment until the date of such payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus two percent (2%).

         (b) If this Agreement is terminated

                  (i) by Devon pursuant to Section 8.4(a); or

                  (ii) after the public announcement of a Devon Acquisition Proposal, by Santa Fe Snyder or Devon pursuant to Section 8.2(c); or

                  (iii) after the public announcement or receipt by Devon's Board of Directors of a Devon Acquisition Proposal, by Santa Fe Snyder pursuant to Section 8.3(c);

then Devon shall pay Santa Fe Snyder the Devon Termination Amount (subject to reduction pursuant to Section 6 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by Santa Fe Snyder. The term "Devon Termination Amount" shall mean, in the case of termination pursuant to clause (i) or clause (iii) of the preceding sentence, $103,000,000 or, in the case of termination pursuant to clause (ii) of the preceding sentence, "Devon Termination Amount" shall mean $46,350,000 plus, if
(x) Devon executes and delivers an agreement with respect to any Devon Acquisition or (y) a Devon Acquisition is consummated, in any such case, within 12 months from the date of termination pursuant to clause (ii), an additional $56,650,000 (which additional amount shall be paid promptly by wire transfer to an account designated by Santa Fe Snyder). If the Board of Directors of Devon recommends the acceptance by the stockholders of Devon of a third party tender or exchange offer for the Devon Common Stock, such recommendation shall be treated for purposes of this paragraph as though an agreement with respect to a Devon Acquisition had been executed and delivered. For purposes hereof, "Devon Acquisition" means (i) a consolidation, exchange of shares or merger of Devon with any person, other than Santa Fe Snyder or one of its Subsidiaries or any of Devon's Subsidiaries, and, in the case of a merger, in which Devon shall not be the continuing or surviving corporation, (ii) a merger of Devon with a person, other than Santa Fe Snyder or one of its Subsidiaries or any of Devon's Subsidiaries, in which Devon shall be the continuing or surviving corporation but the then outstanding shares of Devon Common Stock shall be changed into or exchanged for stock or other securities of Devon or any other person or cash or any other property or the shares of Devon Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Devon outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Devon by any person (as such term is used. under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Devon to any person, other than Santa Fe Snyder or one of its Subsidiaries or any of Devon's Subsidiaries. Devon acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Santa Fe Snyder would not enter into this Agreement; accordingly, if Devon fails promptly to pay any amount due pursuant to this
Section 8.5(b), and, in order to obtain such payment, Santa Fe Snyder commences a suit which results in a judgment against Devon for the payment set forth in this Section 8.5(b), Devon shall pay to Santa Fe Snyder its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Devon Termination Amount from each date for payment until the date of such payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus two percent (2%).

         (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
8.5 and Section 6.12 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.12, 9.13 and 9.14, PROVIDED that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

         Section 8.6 EXTENSION; WAIVER. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE 9

                               GENERAL PROVISIONS

         Section 9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; PROVIDED, HOWEVER, that the agreements contained in
Article 2, Article 3 and in Sections 6.11, 6.12, 6.13, 6.14, 6.15 and this
Article 9 and the agreements delivered pursuant to this Agreement shall survive the Merger.

         Section 9.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         (a)      if to Devon or Merger Co.:

                                    Devon Energy Corporation
                                    20 North Broadway, Suite 1500
                                    Oklahoma City, Oklahoma  73102
                                    Telephone:  (405)
                                    Facsimile:  (405) 552-4550
                                    Attn:  J. Larry Nichols

                                    with a copy to:

                                    McAfee & Taft A Professional Corporation
                                    10th Floor, Two Leadership Square
                                    211 North Robinson
                                    Oklahoma City, Oklahoma 73102-7103
                                    Facsimile:  (405) 235-0439
                                    Attn:  Gary F. Fuller


         (b)      if to Santa Fe Snyder:

                                    Santa Fe Snyder Corporation
                                    840 Gessner, Suite 1400
                                    Houston, Texas  77024
                                    Facsimile: (713) 507-5341
                                    Attn: James L. Payne

                                    with a copy to:

                                    Andrews & Kurth L.L.P.
                                    4200 Chase Tower
                                    600 Travis
                                    Houston, Texas  77002
                                    Facsimile: (713) 220-4285
                                    Attn: G. Michael O'Leary

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         Section 9.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 3 and Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 9.4 ENTIRE AGREEMENT. This Agreement, the Stock Option Agreements, the exhibits to this Agreement, the Santa Fe Snyder Disclosure Letter, the Devon Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         Section 9.5 AMENDMENTS. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Santa Fe Snyder or Devon, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. Each of Santa Fe Snyder and Devon hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

         Section 9.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         Section 9.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         Section 9.9 INTERPRETATION.  In this Agreement:

         (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of Santa Fe Snyder or Devon, as the case may be, shall mean the actual knowledge of its executive officers.

         (c) "Material Adverse Effect" with respect to Santa Fe Snyder or Devon shall mean a material adverse effect on or change in (a) the business or financial condition of a party and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the oil and gas industry or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing. "Santa Fe Snyder Material Adverse Effect" and "Devon Material Adverse Effect" mean a Material Adverse Effect with respect to Santa Fe Snyder and Devon, respectively.

         Section 9.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         Section 9.11 INCORPORATION of EXHIBITS. The Santa Fe Snyder Disclosure Letter, the Devon Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Section 9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 9.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 9.14 OBLIGATION OF MERGER CO. Whenever this Agreement requires Merger Co. (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Devon to cause Merger Co. to take such action and a guarantee of the performance thereof.

         Section 9.15 SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.
























                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                    DEVON ENERGY CORPORATION


                                    By: /s/ J. Larry Nichols
                                       -----------------------------------------
                                        Name:  J. Larry Nichols
                                        Title:   President and Chief Executive
                                                 Officer



                                    DEVON MERGER CO.


                                    By: /s/ Duke L. Ligon
                                       -----------------------------------------
                                    Name:     Duke L. Ligon
                                    Title:    Vice President





                                    SANTA FE SNYDER CORPORATION


                                    By: /s/ James L. Payne
                                       -----------------------------------------
                                    Name:    James L. Payne
                                    Title:   Chief Executive Officer




             [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                 SCHEDULE 6.14

EMPLOYEE BENEFIT MATTERS
[TO COME]

                                STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT dated as of May 25, 2000 is by and between Santa Fe Snyder Corporation, a Delaware corporation (the "Company"), and Devon Energy Corporation, a Delaware corporation (the "Grantee").

                                      RECITALS

     The Grantee, the Company and Merger Co., a Delaware corporation wholly owned by the Grantee ("Merger Co."), propose to enter into the Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Merger Co. with and into the Company, which shall be the surviving corporation.

     As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

     The Board of Directors of the Grantee has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Devon Common Stock (as defined in the Merger Agreement).

     The Board of Directors of the Company has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Santa Fe Snyder Common Stock (as defined in the Merger Agreement).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

1. CAPITALIZED TERMS. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; PROVIDED, HOWEVER, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

2.   THE OPTION.

     (a) GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Santa Fe Snyder Common Stock, 36,424,413 shares of Santa Fe Snyder Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

     (b) EXERCISE PRICE. The exercise price (the "Exercise Price") per Option Share shall be the Current Market Price per share of Santa Fe Snyder Common Stock on the date of this Agreement.

     (c) TERM. The Option shall either (i) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (i) of the definition of an Exercise Event and remain in full force and effect for one year thereafter, or (ii) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (ii) of the definition of an Exercise Event and remain in full force and effect for one year thereafter (the "Option Term"). This Option shall terminate on the earliest to occur of (i) the failure of Grantee to exercise the Option prior to the termination of the Option Term, (ii) the Effective Time, (iii) Grantee's written notice of termination of this Agreement to the Company, and (iv) termination of the Merger Agreement in accordance with its terms under circumstances in which the Option does not and could not, through the passage of time or in conjunction with subsequent events, become exercisable in accordance with the preceding sentence.

     (d)  EXERCISE OF OPTION.

          (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

          (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and
(ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

          (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order; PROVIDED HOWEVER, that during this extended period, notwithstanding any prior Exercise Notice, Grantee shall be entitled to rescind such Exercise Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

     (e)  PAYMENT AND DELIVERY OF CERTIFICATES.

          (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date. Alternatively, the Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing

(i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Current Market Price per share of Santa Fe Snyder Common Stock as of the last trading day preceding the date Grantee delivers its Exercise Notice over the per share Exercise Price.

          (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

     (f) CERTIFICATES. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     A new certificate or certificates evidencing the same number of shares of the Santa Fe Snyder Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (g) If at the time of issuance of any Santa Fe Snyder Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Santa Fe Snyder Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Santa Fe Snyder Common Stock.

3.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

     (a) In the event of any change in the outstanding shares of Santa Fe Snyder Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting the Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of the Option Shares had the Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Santa Fe Snyder Common Stock subject to the Option exceed 19.9% of the number of shares of Santa Fe Snyder Common Stock issued and outstanding at the time of exercise.

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 3, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Company enters into an agreement to consummate a Business Combination Transaction, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments and the Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

4.   REPURCHASE AT THE OPTION OF GRANTEE.

     (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the Option Shares of Santa Fe Snyder Common Stock purchased by the Grantee upon exercise of the Option (or any portion thereof) and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

          (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

          (ii) the excess, if any, of (x) the Applicable Price per share of Santa Fe Snyder Common Stock over (y) the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right, multiplied by the number of such Option Shares; and

          (iii) the excess, if any, of (x) the Applicable Price per share of Santa Fe Snyder Common Stock over (y) the Exercise Price, multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

     (b) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the Option Shares of Santa Fe Snyder Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such Option Shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

     (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

     (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

     (e) To the extent that the Company is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares pursuant to this Section 4, the Company shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Put Consideration that it is no longer prohibited from delivering, within five Business Days after the date on which the Company is no longer so prohibited; PROVIDED, HOWEVER, that if the Company at any time after the Put Date is prohibited under applicable Law from delivering to Grantee the full amount of the Put Consideration, Grantee may rescind the exercise of the Put Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Put Right shall be changed or affected as if such Put Right was not exercised. The Company shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Put Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on the Company's repurchase of the Option or the Option Shares.

5.   REGISTRATION RIGHTS.

     (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Santa Fe Snyder Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 5, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shallbe counted.

     (b) The Registration Expenses shall be for the account of the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

     (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Santa Fe Snyder Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 5, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Santa Fe Snyder Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company or, if such registration relates to Santa Fe Snyder Common Stock of any other stockholder of the Company being registered pursuant to a demand registration, all securities to be sold by such other stockholder, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company or, in the case of a demand registration of a Company stockholder, with the shares intended to be included therein by the Company or other Company stockholders.

     (d) In connection with any offering, sale and delivery of Santa Fe Snyder Common Stock pursuant to a registration statement effected pursuant to this Section 5, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

6.   PROFIT LIMITATION.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Company, (iii) reduce the amount of the fee payable to Grantee under Section 8.5 of the Merger Agreement or (iv) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if the Notional Total Profit associated with exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 6(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 6(b).

7. LISTING. If the Santa Fe Snyder Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange ("NYSE") or any other national securities exchange, or on the Nasdaq National Market, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the NYSE or such other securities exchange the shares of the Santa Fe Snyder Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

8. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

9.   MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY; SEVERABILITY. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     (e) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

     (f) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

                                   If to the Company to:

                                        Santa Fe Snyder Corporation
                                        840 Gessner, Suite 1400
                                        Houston, Texas  77024
                                        Facsimile:  (713) 507-5335
                                        Attn:  James L. Payne


                                   with a copy to:

                                        Andrews & Kurth L.L.P.
                                        4200 Chase Tower
                                        600 Travis
                                        Houston, Texas  77002
                                        Facsimile:  (713) 238-7130
                                        Attn:  G. Micheal O'Leary







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

                                   If to Grantee to:

                                        Devon Energy Corporation
                                        20 North Broadway, Suite 1500
                                        Oklahoma City, Oklahoma  73102-8260
                                        Facsimile:  (405) 552-8171
                                        Attn:  J. Larry Nichols

                                   with a copy to:

                                        McAfee & Taft
                                        10th Floor, Two Leadership Square
                                        211 North Robinson
                                        Oklahoma City, Oklahoma  73102
                                        Facsimile:  (405) 235-0439
                                        Attn:  Gary F. Fuller


     (h) COUNTERPARTS. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

     (i) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; PROVIDED, HOWEVER, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (j) FURTHER ASSURANCES. If the Grantee exercises the Option or any portion thereof, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (k) SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                   SANTA FE SNYDER CORPORATION

                                   By:
                                      -----------------------------------
                                   Name:  James L. Payne
                                   Title:  Chief Executive Officer

                                   DEVON ENERGY CORPORATION

                                   By:
                                      -----------------------------------
                                   Name:  J. Larry Nichols
                                   Title:  President and Chief Executive Officer













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

                                                                         ANNEX A

                              SCHEDULE OF DEFINED TERMS

          The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

          "Agreement" shall mean this Stock Option Agreement.

          "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of Santa Fe Snyder Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of Santa Fe Snyder Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

          "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Authority.

          "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

          "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its Subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of Santa Fe Snyder Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Santa Fe Snyder Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or
(iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

          "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

          "Closing" shall have the meaning ascribed to such term in Section 2 herein.

          "Closing Date" shall have the meaning ascribed to such term in
Section 2 herein.

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

          "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

          "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Santa Fe Snyder Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Santa Fe Snyder Common Stock are not quoted thereon, on The Nasdaq National Market or, if the shares of Santa Fe Snyder Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

          "Exercise Event" shall mean (i) any of the events giving rise to the obligation of the Company to pay the $103,000,000 fee under Section 8.5(a) of the Merger Agreement or (ii) the event giving rise to the obligation to pay the $56,650,000 fee under Section 8.5(a) of the Merger Agreement after an event giving rise to the obligation to pay the $46,350,000 fee under Section 8.5(a) of the Merger Agreement has already occurred.

          "Exercise Notice" shall have the meaning ascribed to such term in
Section 2(d) herein.

          "Exercise Price" shall have the meaning ascribed to such term in
Section 2 herein.

          "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

          "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

          "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

          "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, Merger Co. and Grantee.

          "Notice Date" shall have the meaning ascribed to such term in
Section 2 herein.

          "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option

Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Santa Fe Snyder Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and (iii) of the definition of Total Profit.

          "Option" shall mean the option granted by the Company to Grantee pursuant to Section 2 herein.

          "Option Shares" shall have the meaning ascribed to such term in
Section 2 herein.

          "Option Term" shall have the meaning ascribed to such term in
Section 2 herein.

          "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

          "Profit Cap" shall mean $103,000,000.

          "Put Consideration" shall have the meaning ascribed to such term in
Section 4 herein.

          "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

          "Put Period" shall have the meaning ascribed to such term in
Section 4 herein.

          "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

          "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 5 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

          "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

          "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

          "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to the Company or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such

Option Shares (or, in the case of a cashless exercise, the aggregate Exercise Price of the Option Shares purchased by cashless exercise) and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 8.5 of the Merger Agreement less (iv) any payments made pursuant to Section 6(a)(ii) herein.

          "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.











































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